Exhibit 99.2
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FISCAL 2001 FOURTH QUARTER CONFERENCE CALL
August 2, 2001 - 10 a.m. Central (11 a.m. Eastern)


INTRODUCTION

JENNY MCCOY:
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Good morning. I'm Jenny McCoy, manager of investor communication for Meredith
Corporation. With me are Bill Kerr, chairman and chief executive officer; Suku Radia, our chief financial officer; and Tom Ferree, our corporate controller.

This morning we will discuss our fiscal 2001 fourth-quarter and fiscal-year results, and then we'll respond to your questions. Before we begin, let me remind you that we'll be discussing forward-looking information that is subject to certain risks and uncertainties based on management's current knowledge and estimates of factors affecting the company's operations. Actual results may differ materially from those currently anticipated. Factors which could adversely affect future results include, but are not limited to, changes in advertising and consumer demand, paper prices, postal rates and other adverse economic conditions nationally, regionally or in specific local markets. A complete description can be found on page 20 of our fiscal 2000 annual report. This conference call contains dated information that is accurate only as of August 2, 2001.

Also, we want to let you know that our formal remarks today are being Webcast live. We welcome those who are listening to us via the Internet. Our remarks will be posted on our Web site -- Meredith.com -- shortly after the call's conclusion, and the Webcast will remain on our Web site through August 9, 2001.

At this time, I'll turn the program over to Bill.

BILL KERR
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Thanks Jenny, and welcome to everyone listening this morning. I plan to give you a few highlights from today's news release and an update on our businesses, including the progress we are making on the strategic initiatives we have outlined in previous conference calls and presentations. Finally, I'll give you some thoughts about fiscal 2002.

But before I do that, let me first share some general thoughts.

To summarize the quarter, we continued to experience the advertising recession that has been impacting our core businesses and the industries in which we compete. Looking at our own experience and that of other media players, we do not see signs of a quick change in this situation.

We are continuing our efforts to cut costs. At the same we are continuing our consistent pattern of investing in initiatives that will improve our competitive position, particularly when the advertising economy rebounds. In this respect, our long history of building strong circulation economics and integrated marketing programs is serving us particularly well, as we were actually able to grow our publishing profits by 12 percent during the quarter.



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Looking at the recently completed fiscal year, it was extremely difficult for all media companies -- the toughest in at least a decade. I believe we recognized the difficulties early on, and positioned Meredith as competitively as possible.

Additionally, we have tried very hard to provide you with accurate guidance along the way. Indeed, we have been discussing this advertising downturn since our August earnings release 12 months ago.

FOURTH QUARTER AND FISCAL YEAR REVIEW
-------------------------------------
Now for some specifics about the quarter and the year.

In the fiscal fourth quarter, we reported earnings before nonrecurring items of 40 cents per diluted share. For the 2001 fiscal year, we reported earnings before nonrecurring items of $1.55 per share. Earnings in both the fourth quarter and the fiscal year were in line with the guidance we have provided since January, and were ahead of the consensus numbers. We are also pleased by our publishing results, considering the difficult environment.

As we stated in our release this morning, our fourth-quarter and fiscal-year earnings included several one-time items. They were:

-- Charges of $25.3 million primarily for employment reduction programs and the write-down of certain Internet investments;

-- Charges of $9.9 million for the write-down of broadcast film rights; and

-- A $21.5 million gain from the sale of Golf for Women magazine.

The net effect of these items was an after-tax charge of $8.4 million or 16 cents per share.

Since last fall, we have been reducing costs as we deal with the advertising downturn. We cut costs by 4 percent for the fourth quarter, and by 2 percent for the entire fiscal year. We achieved these overall reductions despite higher paper prices, a January postal increase, and continued interactive media and broadcasting sales and news investments.

Looking more closely at our efforts, publishing costs were down 7 percent for the fiscal fourth quarter, while broadcasting costs increased 4 percent. However, when you exclude our investments in sales and news improvements, broadcasting costs were flat for the quarter.

Since December 31, 2000, we've reduced staffing by 7 percent. We expect staffing to be down 10 percent versus the prior-year period at December 31, 2001.

At the end of the fiscal year we had a comfortable debt level of $470 million, which was down $35 million from the end of the last fiscal year. In addition, we had $36 million of cash on hand at June 30, 2001.

Also, we've continued our share repurchase program, buying 231,000 shares in the fiscal fourth quarter. For the fiscal year, we bought 1.3 million shares. On a diluted basis, our shares outstanding at the end of the fiscal year were
51.3 million.

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BROADCASTING
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Turning to our operating groups, let's begin with a discussion of our broadcasting performance. Broadcasting Group operating profit excluding film write-downs was $9.7 million for the fiscal 2001 fourth quarter, versus $17.5 million in the prior-year fourth quarter. Fourth quarter Broadcasting Group revenues were $67.6 million, compared to $72.9 million in the same period of fiscal 2000.

For fiscal 2001, broadcasting operating profit excluding broadcast film write-downs was $44.6 million, compared to $61.5 million for the prior-year period. Broadcasting revenues for fiscal 2001 were $270.3 million, compared to $278.3 million for the prior-year period.

Despite having a strong set of broadcasting assets, we are not getting sufficient performance out of this business. While our improvement efforts have been hindered by the advertising recession, we are still not meeting our goals. We must remedy this, and we are taking steps to improve our performance and build shareholder value.

We've launched a nationwide search for a new head of the Broadcasting Group. We are searching for executive candidates with well-established industry experience, preferably in leading either a station group or major broadcast franchise. We have already had preliminary discussions with several potential candidates and are encouraged by the caliber of people the position has attracted.

In the interim, Doug Lowe is managing the Broadcasting Group. Doug brings more than 17 years of broadcasting experience to this role. Included in his background are seven years as Vice President and Chief Financial Officer of First Media Television/Cannell Communications, and a stint with Cox Enterprises. Doug has impressed me from day one since joining Meredith a year ago, and will do a fine job on an interim basis.

As stated in past calls, we are focused on two key initiatives to improve broadcasting performance: strengthening our sales departments and enhancing our news operations.

We are implementing recommendations to improve our sales practices, specifically inventory and account management. Additionally, we have increased our overall sales force by 15 percent, and 25 percent our sales managers were new in fiscal 2001.

We are achieving success in our ongoing program to attract local businesses that typically do not advertise on television. We have some 80 initiatives in place. These efforts contributed to a low-single-digit local advertising revenue increase in the fourth quarter, even in the face of a down market. This is the second consecutive quarter we have increased local advertising.

As we've noted previously, our news expansion is complete and will become comparable in the third quarter of our fiscal 2002. We are now focused on enhancing our newscasts to improve ratings and drive revenue gains.

Despite the negative advertising environment, we are seeing other positives on the broadcasting front.


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We have held or gained share in the majority of our television markets for the quarter. A good example is at WOFL, our FOX affiliate in Orlando. It reported strong revenue growth in the fourth quarter, following improved results in the third quarter.

We also continue to make progress at WGCL, our CBS affiliate in Atlanta. WGCL has gained market share for five consecutive quarters, according to auditor-compiled exchange data. The station's revenues for the fourth quarter were up in the low-single digits versus the prior-year period. This came on top of a 29 percent gain in the third quarter. Also, the station is pacing up in the first quarter of fiscal 2002.

While we are encouraged by the improved sales performance at WGCL, we know there is more work to do. Our priorities at the station are continuing the sales momentum, improving news ratings, and improving syndicated programming.

One of the station's weaknesses when we purchased it was the poor quality of its syndicated programming. We've addressed this issue by securing improved programming, including Everybody Loves Raymond. We've also acquired two shows which will begin airing in calendar 2002: Dharma & Greg and the Maury Povich talk show.

Our primary network partners recorded favorable results during the May sweeps. CBS primetime ratings were up 12 percent among adults 25 to 54 versus a year ago, while FOX ratings were up 5 percent. We believe this strength in CBS and FOX will carry into the fall season. Of our television stations, six are FOX affiliates, five are CBS and one is NBC.

In summary, we acknowledge there is room for improvement in our Broadcasting Group. We are addressing the specific issues and seeing a number of signs of progress. But we realize there is much hard work in front of us.

PUBLISHING
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Turning to Publishing, I'll begin with a brief recap of the quarter. Then I'll discuss specific actions we are taking to grow advertising revenues in our magazines, as well as progress we are making in increasing revenues from integrated marketing and books. I'll also discuss our initiatives to bolster our circulation contribution.

Fourth quarter publishing operating profit was $34.9 million, compared to $31.1 million in the prior-year quarter. Publishing revenues were $202.4 million, versus $210.7 million in the fourth quarter of fiscal 2000. Revenues adjusted for discontinued magazine titles were $202.4 million in the fourth quarter of fiscal 2001, versus $203.2 million for the previous year.

For fiscal 2001, publishing operating profit was $132.8 million, compared to $139.0 million for the previous year. Publishing revenues for the fiscal year were $782.9 million, versus $818.8 million for fiscal 2000. Revenues adjusted for discontinued magazine titles were $768.8 million in fiscal 2001, versus $771.5 million for the previous year.

Central to our strategy for increasing advertising revenues are the following initiatives: (1) strengthening our lead position in the home and family market;
(2) investing in our strong and developing brands; and (3) launching multi-platform advertising programs through Meredith Corporate Solutions.

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One of our great strengths is the overwhelming share leadership held by Better
Homes and Gardens and Ladies' Home Journal in the so-called Women's Service category. Earlier this year, we had expressed concern about some minor share slippage. That erosion appears to have ended, and we are making progress in regaining share.

Looking at our other magazines, Country Home, our third largest magazine, continues to gain market share. According to PIB numbers, Country Home gained 2 percentage points in advertising revenue for the fiscal year.

MORE magazine posted strong growth in advertising revenues in the fourth quarter, and is up more than 45 percent for the fiscal year. We have increased the frequency of MORE to 10 times per year, and we are increasing its rate base to 650,000 this fall.

The July-August issue of Midwest Living was the magazine's largest ever in terms of advertising revenue. Additionally, Midwest Living continues to extend its brand by adding to its roster of advertising-sponsored travel guides.

Newly formed Meredith Corporate Solutions brings together all Meredith assets to offer solutions to clients' advertising and marketing needs, with an emphasis on selling additional pages in our magazines. In recent months the group has attracted several multi-publication advertising buys, including the California Almond Board; Mill's Pride, a leading manufacturer of home cabinetry; and Chicken of the Sea tuna.

Meredith Corporate Solutions is also increasing the company's presence in the automotive market. We've revamped our Detroit office and we have placed an added emphasis on the West Coast, where many auto manufacturers have their marketing headquarters.

This effort is already paying off. Even in a down advertising market for autos, we have experienced growth in pages and revenues. For May and June, the two months of the quarter in which public data was available, our automotive PIB revenues were up 24 percent, while the industry PIB revenues were down 3.6 percent for the same period.

To that point, Nissan recently added Traditional Home to its advertising buy. The company also renewed advertising buys in the "Better by Design" edition of Better Homes and Gardens.

We are working to expand the program we developed with Toyota and The Home Depot. We helped Toyota increase its visibility for its Tundra pickup in the do-it-yourself market by using our ongoing Home Depot relationship to develop a multi-faceted marketing program. It included do-it-yourself tips from our Home Depot 1-2-3 books, which ran opposite Toyota ads in many of our magazines.

To summarize, we're encouraged by the share gains we are achieving at our large and mid-sized titles. We're using our content expertise to offer our clients innovative programs, and they are responding.

Another area of focus for us is increasing revenues from books and integrated marketing, and growing our circulation contribution. Comparable combined revenues in these areas were up in the mid-single digits in the fourth quarter and the fiscal year. They comprised 55 percent of the total revenues of our Publishing Group. This growth is critical given recent volatility in advertising cycles.
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Let's look at some details, beginning with circulation. Comparable circulation contribution improved in both the fourth quarter and the fiscal year.

Running counter to industry trends, our magazines are selling very well at the newsstand, with fourth quarter revenues up in the mid-teens. For the fiscal year, our newsstand revenues were up in the high-single digits. This continues a track record we've achieved over the past three years, once again, counter to the magazine industry as a whole.

An important aspect of our newsstand success has been our ability to charge premium prices for our high-quality publications. The average newsstand retail price for Meredith publications was approximately $4.40 per copy in calendar 2000, versus the industry average of about $2.75.

Our strong lineup of Better Homes and Gardens Special Interest Publications -- a big factor in our newsstand success - continues to sell very well. Revenues for our SIPs were up in the mid-teens during the fourth quarter and operating profits were up even higher versus the same period a year ago. For the 2001 fiscal year, revenues and operating profits were up in the mid-single digits.

Our book operations posted improved fourth-quarter results. We continue to succeed in books by leveraging our home and family expertise to create books that extend our own brands, along with books that help our marketing partners, such as The Home Depot and Ortho, as they extend their brands.

Meredith Integrated Marketing posted strong growth in the fourth quarter, continuing its streak of very successful quarters. Revenues were up nearly 25 percent compared to the prior-year period, and operating profit was up even higher. For the full fiscal year, revenues from integrated marketing were up in the mid-teens compared to the previous year, and operating profits were up well above that.

We recently announced a multi-component program with Hunter Douglas, the nation's leading maker of window fashions. We have published a 144-page book that is currently on sale at leading book retailers and mass market outlets. Additionally, we will produce a 24-page holiday magazine to be distributed at Hunter Douglas retailers, and Hunter Douglas advertising will run in Better Homes and Gardens and Traditional Home magazines during the fall. Also, Hunter Douglas will use Meredith's database to send a special mailing to 250,000 consumers.

We are very pleased with the progress of our efforts to generate magazine subscriptions from the Internet. As you know, we've put a high priority on this effort because of the tremendous potential for reducing subscription acquisition costs by obtaining subscriptions online.

During the fourth quarter, Internet subscription orders continued to build momentum, rising nearly five-fold compared to the same period a year ago. For the 2001 fiscal year, we acquired 290,000 subscriptions orders online. That exceeded our goal of 250,000, the first milestone in our goal of obtaining 1.5 million gross Internet subscriptions by the end of fiscal 2003. We are also off to a strong start in fiscal 2002.

To summarize, we are pleased with the results we are posting from these "nonadvertising" related businesses. We see this growth continuing, and believe this is an area of strength that sets us apart from our competition.

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OUTLOOK
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With that overview of our businesses, let me share a few thoughts about fiscal
2002.

First, the advertising downturn continues and, at this time, we are not seeing any clear signals of a rebound.

At our television stations, pacings currently are running down in the low-double digits for our first fiscal quarter. This is consistent with what we have been reporting, but I remind you that pacings are a snapshot in time and change frequently.

In publishing, our first quarter comparable advertising pages and revenues are currently flat with last year. While encouraging, we do not view this as a turnaround.

In addition to the general advertising environment, there are three specific considerations that will impact the first two quarters of our fiscal year.

First, we have not yet begun to cycle the $14 million in net political advertising we booked in fiscal 2001. That added 4 cents to earnings in the first quarter and 13 cents in the second quarter of our fiscal 2001.

Second, while our overall level of circulation mailings in fiscal 2002 will be about equal with 2001, we currently expect to mail more heavily in the first half of the year than in the second half. This should impact earnings by about 4 cents in the first quarter and 5 cents in the second quarter.

Third, we are also concerned about rising trends in external costs, including healthcare, pension, postal and programming increases. These cost increases will somewhat offset the savings from reduced employment levels.

As a result, we expect earnings in the first half of fiscal 2002 to be well below those in the first half of 2001.

As we look at the full 2002 fiscal year, we have very little visibility at this time. Analyst estimates for the year fall in a broad range of $1.41 to $1.70 per share, with a consensus number of $1.60. As of now, we are uncomfortable with most of these estimates, especially given the lack of political advertising in fiscal 2002, which contributed 17 cents to fiscal 2001 earnings. We do not believe that the current advertising environment will allow us to offset the loss of these political advertising revenues.

We will update this assessment at our next earnings call in October. In the meantime, we continue to work hard to increase revenues and reduce costs. We believe these efforts will help Meredith emerge in a strong position when the advertising climate begins to improve.

At this time we'll take your questions.

AFTER Q&A
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Thanks for listening today. We're hard at work implementing the strategies we've outlined today to build long-term shareholder value.


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